EXHIBIT 5

September 11, 2014

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, Minnesota 55120

Re:	Patterson Companies, Inc.

Registration Statement on Form S-8

Patterson Companies, Inc. 2014 Sharesave Plan

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 200,000 shares of common stock to be issued under the Patterson Companies, Inc. 2014 Sharesave Plan, I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion and, based thereon, I advise you that, in my opinion, when such shares have been issued and sold pursuant to the provisions of the plan, and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of Patterson Companies, Inc.

I hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/ Jonelle R. Burnham
Jonelle R. Burnham
Vice President, General Counsel and Secretary
Patterson Companies, Inc.